Exhibit 99.2
Part II

Item 6.	Selected Financial Data
Selected financial data are presented for continuing operations and discontinued operations for all periods presented. The discontinued operations represent results from assets that will be sold under an Asset Purchase Agreement with 7-Eleven, marketing efforts to sell approximately 208 sites under the Stripes brand (“Stripes Sites”), and the real estate assets included in the portfolio optimization plan.
Financial data set forth below is presented for the period January 1, 2014 to August 31, 2014 (the “Predecessor”) period prior to ETP’s acquisition of Susser on August 29, 2014 (the “ETP Merger”). From September 1, 2014 to December 31, 2014, financial data is presented for the Partnership after the ETP Merger and under the application of “push down” accounting that required its assets and liabilities to be adjusted to fair value on August 31, 2014 (“Successor”). The following tables set forth key operating metrics as of and for the periods indicated and have been derived from our audited historical consolidated financial statements. For the year ended December 31, 2014, we have combined the Predecessor Period and the Successor Period and presented the unaudited financial data on a combined basis for comparative purposes. This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our financial results. The impact from “push down” accounting related to the ETP Merger resulted in a $1.7 billion net change in the fair value of the Partnership’s assets and liabilities and a $4 million decrease in depreciation expense, offset by a $4 million increase in amortization expense.
The 2014 results also reflect the results of the Susser, Sunoco LLC, Sunoco Retail, and MACS acquisitions beginning on September 1, 2014, the initial date of common control, since these acquisitions were accounted for as transactions between entities under common control, and the results of the Aloha acquisition beginning on December 16, 2014.
Prior to our September 25, 2012 initial public offering (“IPO”), our wholesale assets were a part of the integrated operations of Susser. Accordingly, gross profit in the period prior to our IPO includes only gross profit received from third parties for our wholesale distribution services. In addition, the results of operations included results from consignment contracts retained by Susser following the IPO. For this reason, our results of operations are not comparable before and after the IPO.
The selected financial data should be read in conjunction with the audited consolidated financial statements and related notes thereto included in Exhibit 99.4, and Exhibit 99.3, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

	Successor		Combined	Predecessor
	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014 (3)	Year ended December 31, 2013	Year ended December 31, 2012 (1)
	(in millions, except per unit data)
Statement of Income Data:
Total revenues	$8,296	$10,538	$7,783	$4,493	$4,321
Total gross profit	$837	$636	$138	$71	$52
Operating expenses	$666	$453	$171	$30	$28
Operating income (loss)	$171	$183	$(33)	$41	$24
Income (loss) from continuing operations	$73	$113	$(96)	$37	$18
Income (loss) from discontinued operations	$(479)	$81	$66	$—	$—
Net income (loss) and comprehensive income (loss)	$(406)	$194	$(30)	$37	$18
Net income (loss) attributable to limited partners	$(406)	$87	$57	$37	$18

Net income (loss) from continuing operations per common limited partner unit (2)	$(0.14)	$0.07	$(0.48)	$1.69	$0.42
Net income (loss) from discontinued operations per common limited partner unit (2)	$(5.12)	$1.04	$2.35	$—	$—
Net income (loss) per common limited partner unit (2)	$(5.26)	$1.11	$1.87	$1.69	$0.42
Net income (loss) from continuing operations per subordinated limited partner unit (2)	$—	$0.22	$(0.48)	$1.69	$0.42
Net income from discontinued operations per subordinated limited partner unit (2)	$—	$1.18	$2.35	$—	$—
Net income per subordinated limited partner unit (2)	$—	$1.40	$1.87	$1.69	$0.42
Cash distribution per unit (2)	$3.29	$2.89	$2.17	$1.84	$0.47
Cash Flow Data:
Net cash provided by (used in):
Operating activities - continuing operations	$413	$275	$127	$51	$16
Investing activities - continuing operations	$(279)	$(1,077)	$(787)	$6	$(191)
Financing activities - continuing operations	$2,501	$1,953	$647	$(56)	$181
Discontinued operations	$(2,584)	$(1,229)	$(7)	$—	$—

	Successor			Predecessor
	As of December 31,
	2016	2015	2014 (3)	2013	2012
	(in millions)
Balance Sheet Data (at period end):
Cash and cash equivalents	$99	$48	$126	$8	$7
Property and equipment, net	$1,188	$1,256	$1,230	$180	$68
Current and non-current assets held for sale	$4,549	$4,647	$4,316	$—	$—
Total assets (4)	$8,701	$8,842	$8,773	$390	$356
Liabilities associated with assets held for sale	$68	$67	$71	$—	$—
Total liabilities (4)	$6,505	$3,579	$2,765	$310	$278
Total equity	$2,196	$5,263	$6,008	$80	$78
__________________________________________________

(1)
Results include activity prior to our IPO on September 25, 2012 when our wholesale assets were integrated with Susser. Our results of operations for fiscal 2012 are not comparable before and after September 25, 2012.

(2)	Calculated based on operations since September 25, 2012, the date of our IPO.

(3)
Reflects combined results of the Predecessor period from January 1, 2014 through August 31, 2014, and the Successor period from September 1, 2014 to December 31, 2014. The impact from “push down” accounting related to the ETP Merger resulted in a $1.7 billion net change in the fair value of the Partnership’s assets and liabilities and a $4 million decrease in depreciation expense, offset by a $4 million increase in amortization expense.

(4)	Includes amounts from discontinued operations.

3